Exhibit 99.1

Stifel Reports November 2024 Operating Data

ST. LOUIS, MO, December 19, 2024 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for November 30, 2024 in an effort to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “In November, total client assets under management climbed to a record $514 billion, including a record $197 billion in fee-based assets. This represents a 4% increase from the prior month, driven by strong equity markets and financial advisor recruiting. Client money market and insured product balances increased 3% from October as growth in sweep deposits and Smart Rate balances were comparable. The operating environment for our Institutional Group continues to improve as both client activity levels and investment banking pipelines increased.”

Selected Operating Data (Unaudited)

	As of			% Change

(millions)	11/30/2024	11/30/2023	10/31/2024	11/30/2023	10/31/2024

Total client assets	$513,931	$427,843	$493,469	20%	4%

Fee-based client assets	$197,333	$157,488	$189,326	25%	4%

Private Client Group fee-based client assets	$172,527	$138,296	$165,530	25%	4%

Bank loans, net (includes loans held for sale)	$20,727	$20,300	$20,722	2%	0%

Client money market and insured product (1)	$28,558	$25,526	$27,613	12%	3%

(1)	Includes Smart Rate deposits, Sweep deposits, Third-party Bank Sweep Program, and Other Sweep cash.

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners and Miller Buckfire business divisions; Keefe, Bruyette & Woods, Inc.; and Stifel Independent Advisors, LLC; in Canada through Stifel Nicolaus Canada Inc.; and in the United Kingdom and Europe through Stifel Nicolaus Europe Limited. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271- 3610 | www.stifel.com/investor-relations